                                                                      EXHIBIT 21


List of Subsidiaries


Digitalreach International, Inc.
11845 West Olympic Boulevard, Suite 1140
Los Angeles, California 90064

digitalReach Corporation
9227 E. Lincoln Ave., #200
Littleton, CO 80124